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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     BERG                          CARL                     E.
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      (Last)                        (First)              (Middle)

     301 CONESTOGA WAY
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                                    (Street)

     HENDERSON                          NV                    89015
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    (City)                           (State)                  (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     VALENCE TECHNOLOGY, INC. - VLNC
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

          MARCH 2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

--------------------------------------------------------------------------------

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                              5.             6.
                                                             4.                               Amount of      Owner-
                                                             Securities Acquired (A) or       Securities     ship
                                                             Disposed of (D)                  Beneficially   Form:       7.
                                                             (Instr. 3, 4 and 5)              Owned at End   Direct      Nature of
                                  2.            3.           -----------------------------    of Issuer's    (D) or      Indirect
1.                                Transaction   Transaction                  (A)              Fiscal Year    Indirect    Beneficial
Title of Security                 Date          Code                         or               (Instr. 3      (I)         Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)      Amount       (D)   Price      and 4)         (Instr.4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------


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-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

                                                                         (Over)
                                                                 SEC 2270 (3-99)

================================================================================
TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                         9.        10.
                                                                                                         Number   Owner-
                                                                                                         of       ship
                    2.                                                                                  Deriv-   of
                    Conver-                    5.                             7.                        ative    Deriv-  11.
                    sion                       Number of                      Title and Amount          Secur-   ative   Nature
                    or                         Derivative    6.               of Underlying     8.      ities    Secur-  of
                    Exer-                      Securities    Date             Securities        Price   Bene-    ity:    In-
                    cise     3.                Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date  ----------------  Deriv-  Owned    (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)           Amount  ative   at End   In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------           or      Secur-  of       direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-           Number  ity     Year     (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion              of      (Instr  (Instr.  (Instr. (Instr.
(Instr. 3)          ity      Year)    8)       (A)    (D)    cisable  Date    Title     Shares  5)      4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------
OPTION (RIGHT TO    34.625  2/13/00   A        47,408        *        2/13/10 COMMON    47,408          229,636  D
BUY)                                                                          STOCK

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        594,031  I       By
                                                                                                                         Baccarat
                                                                                                                         Electronics
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

* Option to purchase shares under the 1996 Stock Option Plan. The shares subject to the option vest quarterly over three (3) years, with vesting to begin on the date of the grant.



      /S/ CARL E. BERG                                           5/24/00
---------------------------------------------            -----------------------
      **Carl E. Berg                                              Date
        Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 2270 (3-99)